UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 7, 2006

Municipal Mortgage & Equity, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 300, Baltimore, Maryland		21202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On September 7, 2006, the Audit Committee of the Board of Directors (the "Committee") of Municipal Mortgage & Equity, LLC (the "Company") concluded, based upon the recommendation of the Company’s management, that certain previously filed financial statements covering the fiscal years ended December 31, 2005, 2004 and 2003, and the quarterly periods within those years, and the first quarterly period in the fiscal year ended December 31, 2006 (the "Affected Financial Statements") should be restated to reflect adjustments to correct certain errors therein and summarized below. Accordingly, the Affected Financial Statements should no longer be relied upon. The Company’s Audit Committee and management have discussed the matters disclosed in this current report on Form 8-K with the Company's Independent Registered Public Accounting Firm.

In reaching this conclusion, the Committee considered the adjustments proposed by management to correct several errors in the Affected Financial Statements. Management identified these errors in performing the activities related to the remediation of material weaknesses, as disclosed in Item 9A, Controls and Procedures, of its previously issued annual report on Form 10-K for the year ended December 31, 2005 (the "2005 Annual Report"). Specifically, management identified the following errors:

Accounting for equity commitments related to affordable housing projects

Management has determined that the Company was not in compliance with EITF 94-1, Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects ("EITF 94-1"). Specifically, EITF 94-1 directs that liabilities be recognized for delayed equity contributions that are contingent upon a future event when that contingent event becomes probable. The Company has not historically accrued delayed equity contributions and has instead disclosed them in its commitment footnotes. The Company must accrue delayed equity contributions to lower tier partnerships developing affordable housing projects when management deems the remaining contributions to be probable. The correction of this error impacts assets and liabilities equally, and, accordingly, earnings are unchanged.

Cash flow classification of cash received from investors in guaranteed tax credit equity funds

Management determined that the Company was not in compliance with SFAS 95, Statement of Cash Flows ("SFAS 95"). Specifically, paragraph 21 of SFAS 95 requires that cash flows related to transactions and other events that enter into the determination of net income be classified as operating cash flows. Cash flows from investors in guaranteed funds are accounted for under the lease method required by paragraph 28 of SFAS 66, Accounting for Sales of Real Estate. Accordingly, the cash received from investors in guaranteed funds is treated as "deferred rent" that is amortized to net income as guarantee fees over the life of the guarantee. The balance sheet caption "tax credit equity guarantee liability" reflects the unrecognized lease income. The Company has historically, in error, classified cash inflows from investors in guaranteed tax credit equity funds as financing cash flows.

Accounting for syndication fees

Management has determined that in certain instances the model previously used to calculate syndication fees included tax credit equity fund disbursements unrelated to acquisitions of lower tier partnerships and on which syndication fees were erroneously calculated. Management has also determined that the syndication fee pool upon which syndication fee revenues were recognized as installment payments were made to lower tier partnerships was not complete and accurate. Management has also determined that the syndication fee pool upon which syndication fee revenues were recognized was not complete and accurate. Management has revised its syndication fee model to ensure that only appropriate installments are included for purposes of recognizing syndication fees and the syndication fee pool is complete and accurate and, accordingly, has corrected its syndication fee revenues.

Other matters

In light of the identification of the errors described above, management has undertaken a review of certain other accounting policies. Material errors, if any, identified as a result of this additional review will be reflected in our restated financial statements.

The Company will restate the applicable Affected Financial Statements through an amendment to our 2005 Annual Report and an amendment to its quarterly report on Form 10-Q for the quarter ended March 31, 2006.

Internal Controls Update

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Management has previously determined that as of December 31, 2005 the Company’s internal control over financial reporting was not effective due to the material weaknesses disclosed within item 9A of the 2005 Annual Report. In connection with the restatement of the Affected Financial Statements, management has evaluated the impact of these accounting errors on the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, and determined that the misapplications of generally accepted accounting principles noted above were further instances of certain of the material weaknesses previously identified as of December 31, 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99 Press release dated September 13, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

September 13, 2006	By:	Gregory J. Thor

Name: Gregory J. Thor
Title: Senior Vice President and Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

99	Press release dated September 13, 2006